UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 19, 2017

NOBLE ROMAN’S, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0-11104	35-1281154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Virginia Avenue, Suite 300
Indianapolis, Indiana	46204
(Address of principle executive offices)	(Zip Code)

(317) 634-3377
(Company's telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Amendment of the Company’s Bank Loans.

On January 25, 2017, Noble Roman’s, Inc. (the “Company”) and the Company’s senior lender, BMO Harris Bank, N.A. (the “Bank”), entered into an amendment to the credit agreement by and between the Company and the Bank (the “Amendment”). Pursuant to the Amendment, the Bank extended the maturity date of the Company’s obligations to the Bank from March 2017 to March 2018, while keeping the monthly principal amortization, the interest rate and all other terms the same.

Officer Loan.

On January 26, 2017, the Company borrowed $600,000 from Paul Mobley, the Company’s Executive Chairman and Chief Financial Officer, evidenced by a promissory note (the “Officer Promissory Note”). The note matures on March 31, 2018. Interest on the note is payable at the rate of 7% per annum quarterly in arrears. The note is unsecured. The Company used the proceeds of the loan to repay the Kingsway Promissory Note as described below. As a result of the refinancing transactions, relative to the Kingsway Promissory Note, the maturity of the borrowing was extended from July 2017 to March 2018 and the interest rate was decreased from 8% to 7%.

Repayment of Kingsway Promissory Note and Amendment of Kingsway Warrant.

On February 1, 2017, the Company repaid all outstanding obligations under the promissory note dated July 1, 2015 (the “Kingsway Promissory Note”) issued by the Company to Kingsway America, Inc. (“Kingsway”) by payment of an aggregate of $636,533.33.

In connection with the payoff, the Company and Kingsway agreed to the applicability of certain anti-dilution adjustments with respect to the Warrant dated July 1, 2015 issued by the Company to Kingsway (the “Kingsway Warrant”). The Kingsway Warrant was issued to Kingsway in connection with the original issuance of the Kingsway Promissory Note. In accordance with the anti-dilution provisions of the Kingsway Warrant, the parties agreed that due to the Company’s issuance of certain other convertible notes and warrants described in Item 8.01 of this Current Report on Form 8-K, the Kingsway Warrant now provides for the purchase of up to 1,200,000 shares of the Company’s Common Stock at an exercise price of $0.50 per share (subject to further anti-dilution adjustment).

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation of an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The Company held a special meeting (the “Special Meeting”) of the Company’s shareholders on January 19, 2017. As of the record date for the Special Meeting, December 1, 2016, there were 20,738,032 shares of Common Stock outstanding and entitled to vote on the matters presented at the Special Meeting. Holders of 14,917,210 shares of Common Stock, or 71.1% of the outstanding shares entitled to vote at the Special Meeting, were represented at the Special Meeting in person or by proxy, which constituted a quorum. At the Special Meeting, the Company’s shareholders approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 25,000,000 shares to 40,000,000 shares, with the vote tabulation as follows:

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Votes For	Votes Against	Abstentions	Broker Non-Votes
13,364,139	1,537,255	15,816	0

Item 8.01 – Other Events.

Final Closing of Notes and Warrants.

In the Company’s Current Report on Form 8-K filed November 8, 2016 (the “November 2016 Current Report”), in November 2016, the Company disclosed that it had issued and sold $950,000 of convertible, subordinated, unsecured promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of the Company’s Common Stock, and the Company had the right to issue certain additional Notes and Warrants. The final closing of the offering of the Notes and Warrants has occurred. The Company has now issued (including the Notes and the Warrants issued in November 2016): (a) Notes in an aggregate original principal amount of $2,400,000; and (b) Warrants to purchase up to 2,400,000 shares of the Company’s Common Stock. The terms of the Notes and Warrants are described in Item 1.01 of the November 2016 Current Report, which is incorporated herein by reference.

Opening of Craft Pizza & Pub Location.

On January 31, 2017, the Company opened its first Noble Roman’s Craft Pizza & Pub location. Noble Roman’s Craft Pizza & Pub will feature two styles of hand-crafted, made-from-scratch pizzas, with a selection of 42 different toppings, cheeses and sauces from which to choose, along with wine and beer, including national and local craft selections. The first location is owned by the Company. The Company will use this location as a base to franchise the Noble Roman’s Craft Pizza & Pub concept to qualified franchisees.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE ROMAN’S, INC.

Dated: February 1, 2017	By:	/s/ Paul W. Mobley
Paul W. Mobley
Executive Chairman and Chief Financial Officer

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